Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) made this 30th day of January, 2006 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Employer”), and David P. Cosper (the “Employee”).

RECITALS

WHEREAS, the Employer desires to retain the services of the Employee; and

WHEREAS, the Employee is prepared to perform those duties as set forth in this Agreement.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Term of Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment from the Employer, for the period commencing March 1, 2006 (the “Commencement Date”) and ending on the third (3rd) anniversary of the Commencement Date, unless sooner terminated pursuant to the provisions of paragraph 5 hereof (the “Initial Term”). The term of this Agreement shall be automatically extended for an unlimited number of successive one (1) year periods (each a “Renewal Term”) unless either the Employer or the Employee gives to the other a written notice of non-renewal specifying that the Employer or the Employee, as the case may be, is electing not to renew this Agreement (a “Non-Renewal Notice”). A Non-Renewal Notice must be given not fewer than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, in which case the term of this Agreement shall expire at the end of the Initial Term or the then current Renewal Term, as the case may be. The Initial Term and all Renewal Terms, if any, are sometimes referred to in this Agreement as the “Employment Period”.

2. Duties of the Employee. The Employee shall be employed by the Employer as Executive Vice President, Chief Financial Officer and Treasurer, reporting to Jeffrey C. Rachor, as President, or such other person as the Chief Executive Officer of the Employer shall designate. The

Employee’s duties shall include the duties customarily performed by a chief financial officer of a New York Stock Exchange listed corporation, and such additional duties as may from time to time be assigned by the President or the Chief Executive Officer of the Employer. The Employee shall serve the Employer faithfully in the performance of the Employee’s duties and shall devote his full time and best efforts to his employment, including the regularly established working hours and such additional time as the requirements of the Employer and the performance of the Employee’s duties require. The Employee agrees to observe and comply with all the rules and regulations of the Employer as adopted and furnished to the Employee by the Employer’s Board of Directors from time to time. The Employee further represents and warrants to the Employer that the Employee is not bound by the terms of any restrictive covenants, confidentiality agreement or other agreement with his current or prior employers that would prevent the Employee from performing, or impair the Employee’s ability to perform, the services to the Employer contemplated by this Agreement.

3. Compensation. For all services rendered by the Employee under this Agreement, he shall be entitled to compensation in accordance with the following:

(a) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) at the rate of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), which shall be paid subject to applicable withholding taxes and other payroll deductions and otherwise in accordance with the payroll policies and procedures of the Employer in effect from to time to time. The Annual Base Salary will be reviewed annually and may be adjusted as determined by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”) in its sole discretion based on both objective and subjective performance criteria and on the financial performance of the Employer.

(b) Bonus. In addition to the Annual Base Salary as hereinabove provided, the Employer shall be eligible for an annual performance-based cash bonus as determined by the Compensation Committee, in consultation with the Employer’s senior management, in its sole discretion based upon objective and/or subjective performance criteria and on the financial performance of the Employer. Such bonus will be payable in accordance with the policies and procedures of the Employer in effect from time to time with respect to cash bonuses paid to executive officers. Notwithstanding the foregoing, for calendar year 2006, the Employee’s bonus shall be in accordance with the Employer’s Incentive Compensation Plan and shall be in an amount equal to a percentage of the Employee’s Annual Base Salary in effect for calendar year 2006, with a target amount of 100% of Annual Base Salary in effect for the Employee in calendar year 2006; provided; however, the Employee’s bonus for calendar year 2006 shall be in a minimum amount of Three Hundred Thousand Dollars ($300,000). Such bonus will be payable in the first quarter of calendar year 2007.

(c) Equity Plans and Awards. The Employee shall be eligible to participate in the Employer’s Employee Stock Purchase Plan in accordance with the Employer’s personnel policies and the terms of such Plan in effect from time to time, and shall be considered at least annually for awards under other equity award plans, including without limitation the Employer’s 2004 Stock Incentive Plan, as determined by the Compensation Committee from time to time in its sole discretion. In addition, pursuant to the 2004 Stock Incentive Plan and subject to the execution of this Agreement and approval thereof by the Compensation Committee (such approval to occur on or before February 9, 2006), the Employee will be granted an award of performance-based restricted stock consisting of Thirty Five Thousand (35,000) shares of the Employer’s Class A common stock (“Restricted Stock”). The award of Restricted Stock shall be evidenced by a written agreement, shall be subject to the restrictions and the terms and conditions of the 2004 Stock Incentive Plan, and shall be further subject to achievement of reasonable and objective performance goals as established by the Compensation Committee in its sole discretion; provided, however, that such performance goals shall be no less favorable to the Employee than the performance goals established for any restricted stock grants awarded during 2006 by the Compensation Committee to the other executive officers of the Employer. The Restricted Stock generally shall vest on February 28, 2009; however, the Employee shall forfeit all such shares of Restricted Stock if prior to such date: (A) the Employer terminates the Employee’s employment for Cause (as defined in paragraph 5(b) below); (B) the Employee terminates his employment with the Employer without cause (as defined in paragraph 5(c) below) during the initial three year period of employment; or (C) the Employee violates the Restrictive Covenants contained in this Agreement (or any restrictive covenants contained in any agreement related to the Restricted Stock), regardless of whether or not the Employee is still performing services for the Employer at the time of any such violation. If, prior to the expiration of the Initial Term, the Employee’s employment is terminated by the Employer without cause pursuant to paragraph 5(c) below, the Restricted Stock shall vest immediately on the date of such termination of employment. If, prior to the expiration of the Initial Term, the Employee’s employment is terminated due to death or disability pursuant to paragraph 5(a) below, a prorated number of shares of the Restricted Stock shall vest on the date of such termination of employment, such prorated number to be calculated by multiplying Thirty Five Thousand (35,000) by a fraction, the numerator of which shall be the number of months that has elapsed since March 1, 2006 (including the month in which the Employee’s termination of employment occurs) and the denominator of which shall be Thirty-six (36). The remaining unvested shares of Restricted Stock shall be forfeited upon the Employee’s termination of employment.

4. Fringe Benefits. During the Employment Period, the Employee shall receive the following fringe benefits of the Employer:

(a) The use of one demonstrator vehicle annually in accordance with the personnel policies of the Employer in effect from time to time.

(b) Medical, hospitalization, disability and life insurance benefits as are provided generally to employees of the Employer, as well as participation in the Employer’s 401(k) Plan, Employee Stock Purchase Plan and Deferred Compensation Plan, all in accordance with the Employer’s personnel policies in effect from time to time.

(c) Prompt reimbursement for all reasonable employment, travel, entertainment and other business related expenses incurred by the Employee in accordance with the policies, practices and procedures of the Employer in effect from time to time.

(d) An annual paid vacation of fifteen (15) days, with the other terms of such vacation to be in accordance with the policies and procedures of the Employer in effect from time to time.

(e) Reimbursement for reasonable out-of-pocket expenses incurred by the Employee in the relocation of his household belongings from West Bloomfield, Michigan to Charlotte, North Carolina as follows: (i) the actual cost of packing and moving Employee’s household belongings, subject to Employee furnishing the Employer with documentation of competitive bids for such expense from three different moving companies; (ii) the real estate commission (not to exceed six percent (6%)) actually paid by the Employee on the sale of his present primary residence in West Bloomfield, Michigan; (iii) the actual cost of a furnished residence for the Employee in the Charlotte metropolitan area for up to a maximum period of three (3) months, which furnished residence shall be procured by and paid for directly by the Employer; (iv) the actual cost of standard closing costs (not to include a real estate commission) related to the Employee’s purchase of a residence in the Charlotte metropolitan area; (v) the actual cost of one round trip commercial coach airfare and hotel accommodations for up to four days for each of the Employee’s spouse and daughter to travel from Detroit to Charlotte for purposes of searching for a new residence in Charlotte; and (vi) the actual cost of up to two (2) round trip commercial coach airfares per month for the Employee to travel from Charlotte to Detroit after employment commences but prior to the earlier to occur of (A) the actual relocation of the Employee’s primary residence to Charlotte, or (B) August 31, 2006. Such reimbursements shall be “grossed up” for any Federal and North Carolina state income taxes imposed on such reimbursements, based upon the Employee’s effective Federal and state tax rates. The tax gross-up calculation shall be determined by the Employer or the Employer’s accounting firm. Such reimbursements are contingent upon the Employee’s completing his relocation to Charlotte by no later than September 1, 2006, and shall be paid by the Employer to the Employee only following the Employee’s commencement of employment and following submission by the Employee to the Employer of documentation of such expenses to the Employer in form acceptable to the Employer and the Internal Revenue Service. The reimbursements under this paragraph 4(e) shall be repayable by the Employee to the Employer if the Employee voluntarily resigns his employment with the Employer within the Employee’s first twelve (12) months of employment.

5. Termination of Employment. This Agreement shall terminate as follows:

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Employer determines in good faith that the Employee has become unable to perform the essential functions of his position, with or without reasonable accommodation, due to illness or other physical disability and that such inability to perform is reasonably likely to continue for ninety (90) days or more, then the Employer shall give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full time performance of the Employee’s duties.

(b) Cause. The Employer may terminate the Employee’s employment at any time, without notice and with immediate effect for Cause. For purposes of this Agreement “Cause” shall mean

(i) a material breach by the Employee of the Employee’s obligations as set forth herein (other than due to disability) which material breach is not remedied within five (5) business days after receipt of written notice from the Employer specifying such a breach;

(ii) the conviction of the Employee of a felony;

(iii) actions by the Employee involving moral turpitude;

(iv) willful failure of the Employee to comply with reasonable and lawful directives of the Employer’s Board of Directors;

(v) chronic absenteeism of the Employee;

(vi) willful misconduct of the Employee resulting in damage to the Employer;

(vii) the Employee’s illegal use of controlled substances; or

(viii) the final and non-appealable determination by a court of competent jurisdiction that the Employee willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes Oxley Act.

(c) Without Cause. Either the Employee or the Employer may terminate this Agreement at any time, for any reason or without any reason. Such a termination shall be deemed a termination “without cause.”

6. Obligations of the Employer Upon Termination.

(a) Generally. Except as provided in paragraph 6(b) below, upon termination of the Employee’s employment for any reason, the Employee shall be entitled only to payment of his Annual Base Salary, together with those fringe benefits described in paragraphs 4(a), 4(b) and 4(c) hereof, and any restricted stock or stock option grants to the extent vested at the date of termination of employment, in accordance with paragraph 3(c) above (with respect to the initial restricted stock grant identified in paragraph 3(c)) or in accordance with the terms of the particular Restricted Stock Agreement or Stock Option Agreement applicable to such grant (with respect to any subsequent equity awards to the Employee), through the effective date of such termination.

(b) Without Cause or Non-Renewal by the Employer. If the Employee’s employment is terminated by the Employer without cause prior to the expiration of the Employment Period pursuant to paragraph 5(c) above, or by the Employer by the giving of a Non-Renewal Notice pursuant to paragraph 1 above during the Initial Term or during any Renewal Term, and provided the Employee complies with the Restrictive Covenants (as defined and described in paragraphs 7, 8 and 9 below), then the Employer shall be obligated to pay to the Employee severance pay in an amount equal to the sum of (i) the Annual Base Salary for a one-year period plus (ii) an amount equal to the average of the annual bonuses paid to the Employee prior to termination, or if such termination takes place prior to December 31, 2006, the guaranteed minimum bonus specified in paragraph 3(b) above. Any such severance pay shall be payable to the Employee, subject to applicable withholding taxes and other regular payroll deductions, as follows: (i) one-half (1/2) of the total severance amount payable shall be paid in lump sum to the Employee on the last business day of the seventh (7th) full month following the date of such termination of employment, and (ii) the remaining one-half (1/2) of the total severance amount payable shall be in six (6) equal monthly installments commencing as of the eighth (8th) full month following the date of such termination of employment. As used in this Agreement, the term “Severance Period” shall mean the period of time from the date of termination of employment to the date of payment of the final installment of the severance amount as set forth in the previous sentence. In addition, any such severance pay will be offset against (and thereby reduce) any other cash severance pay to which the Employee might be entitled from the Employer pursuant to any agreement or policy. Furthermore, if this paragraph 6(b) applies with respect to the termination of the Employee’s employment, and so long as the Employee continues to comply with the Restrictive Covenants contained in this Agreement, then for purposes of any grant of restricted stock or stock options granted to Employee under the Employer’s 1997 Stock Option Plan, the 2004 Stock Incentive Plan and any subsequent equity incentive plan that are outstanding on the date of such termination, the Employee shall not be considered to have incurred a termination of service until the expiration of the Severance Period.

7. Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this paragraph 7 and of paragraphs 8 and 9 below. For purposes of these Restrictive Covenants, the term “Employer” shall include all subsidiaries of the Employer. It is stipulated and agreed that the Employer is engaged in the business of owning and operating automobile or truck dealerships and/or collision repair centers, which business includes, without limitation, the marketing, selling and leasing of new and used vehicles, the servicing of automobiles and trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers (the “Business”). It is further stipulated and agreed that, as a result of the Employee’s employment by the Employer and as a result of the Employee’s continued employment hereunder, the Employee has and will have access to valuable, highly confidential, privileged and proprietary information relating to the Employer’s Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, financial information, unpublished present and future marketing strategies and promotional programs, and other information regarded by the Employer as proprietary and confidential (the “Confidential Information”). It is further acknowledged that the unauthorized use or disclosure by the Employee of any of the Confidential Information would seriously damage the Employer in its Business.

In consideration of the provisions of this paragraph 7, the compensation and benefits referred to in paragraphs 3 and 4 hereof, which the Employee acknowledges are legally sufficient to support enforceability by the Employer of the Restrictive Covenants against the Employee, the Employee agrees as follows:

(a) During the term of this Agreement and after its termination or expiration for any reason, the Employee will not, without the Employer’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of the Employee’s duties hereunder).

(b) During the term of this Agreement and for a period of two years after the later of the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason (the “Restrictive Period”), the Employee shall not, directly or indirectly:

(i) Employ or solicit the employment of, or hire or retain, or solicit the hiring or retention, as an agent, consultant or in any other capacity, or engage, or solicit to engage, in any business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason was employed by the Employer;

(ii) Provide or solicit the provision of products or services, similar to those provided by the Employer to any person or entity located within the Restricted Territory (as hereinafter defined) who purchased or leased automobiles, trucks or services from the Employer at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iii) Interfere or attempt to interfere with the terms or other aspects of the relationship between the Employer and any person or entity from whom the Employer has purchased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iv) Engage in competition with the Employer or its respective successors and assigns by engaging in or acquiring (including entering into an agreement to acquire), directly or indirectly, in a business involving the sale or leasing of automobiles or trucks, the operation of collision repair centers, or the provision of financing and insurance to automobile and truck customers, or which is otherwise substantially similar to the Business or any of its component parts, within the Restricted Territory; or

(v) Provide information to, solicit or sell for, organize or own any interest in (either directly or thorough any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for, or provide or arrange for any financing to, any person, corporation or other entity that is directly or indirectly engaged in a business in the Restricted Territory which is substantially similar to the Business or any of its component parts, or which is otherwise competitive with the Employer’s business; provided, however, that nothing herein shall preclude the Employee from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Employer, so long as such ownership does not provide to the Employee the ability to influence the management of such company in any material respect. As used herein, “Restricted Territory” means:

(1) all Standard Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget, in which the Employer has an office, store or other place of business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason; and

(2) all counties in all states in which the Employer has an office, store or other place of business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason.

(c) If the Employer retains the services of the Employee after the expiration of the term of this Agreement and the parties do not thereafter enter into another written agreement, it is hereby mutually agreed that the Restrictive Covenants, as well as the provisions of paragraphs 8 and 9 below, shall continue to govern the relations between the Employer and the Employee.

(d) The parties hereto acknowledge that the Restrictive Covenants set forth in this Agreement have been given for an independent consideration and are intended to exist separate and apart from, and not to be superseded or in any way modified or affected by, any other agreement to which the Employer or the Employee are or may be parties now or in the future (including, without limitation, any agreement executed in connection with any equity plan of the Employer), except where such other agreement specifically states that it supersedes, modifies or affects this Agreement, and specifically identifies this Agreement by name in connection therewith.

8. Remedies. It is stipulated that a breach by the Employee of the Restrictive Covenants would cause irreparable damage to the Employer. The Employer, in addition to any other rights or remedies which the Employer may have, shall be entitled to an injunction restraining the Employee from violating or continuing any violation of such Restrictive Covenants. Such right to obtain injunctive relief may be exercised at the option of the Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which the Employer may have as a result of any such breach or threatened breach. The Employee agrees that upon breach of any of the Restrictive Covenants, the Employer shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that the Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. The Employee further agrees that the Restrictive Period shall be extended by a period of time equal to any period of time in which said Employee is in violation of the Restrictive Covenants.

9. Acknowledgment of Reasonableness. The Employee has carefully read and considered the provisions of this Agreement and has had the opportunity for consultation with an attorney of the Employee’s choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Employer. In the event that any provision relating to the Restrictive Period, the Restricted Territory or the scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum period of time, geographical area or scope that such court deems reasonable and enforceable under applicable law, such time period, geographical area or scope of restriction held reasonable and enforceable by the court shall thereafter be the Restricted Period, Restricted Territory and/or scope under this Agreement.

10. Surrender of Books and Records, etc.

(a) Books and Records. The Employee acknowledges that all files, records, lists, designs, specifications, books, products, plans and other materials owned or used by the Employer in connection with conduct of its business shall at all times remain the property of the Employer, and that upon termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will immediately surrender to the Employer all such materials.

(b) Other Property of the Employer. Upon the termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will also immediately surrender to the Employer all other property of the Employer in the Employee’s possession or control, including, without limitation, demonstrator vehicles, credit cards, keys and/or entry cards or fobs, and cell phones.

(c) Resignation of Directorships, etc. Upon the termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will, promptly upon the request of the Employer, resign any or all of his positions, if any, as an officer, director, manager, or the like, of the Employer and the Employer’s subsidiaries or affiliates.

11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and shall not be modified or changed in any respect except by a writing executed by the parties hereto.

12. Successors and Assigns. The rights and obligations of the Employee under this Agreement shall inure to the benefit of the Employer, its successors and assigns, and shall be binding upon the Employee and his respective successors, heirs and assigns. The Employer shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Employer’s business activities. This Agreement, being personal in nature to the Employee, may not be assigned by the Employee without the Employer’s prior written consent.

13. Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) if delivered by hand, when so delivered, (b) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service, or (c) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office; in each case all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party to the other:

If to the Employer:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: President	Attention: General Counsel
6415 Idlewild Road, Suite 109	6415 Idlewild Road, Suite 109
Charlotte, NC 28212	Charlotte, NC 28212

If to the Employee:	With a copy to:

Mr. David P. Cosper
4439 Rolling Pine Drive
West Bloomfield, MI 48323

14. Governing Law. This Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina.

15. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of the Employer’s standard arbitration agreement, which is attached hereto and is incorporated as Exhibit A. This exclusive arbitration remedy shall not apply to the Employer’s right to seek injunctive relief or other judicial enforcement of the Restrictive Covenants, as contained in paragraphs 7 and 8 above.

17. Other Boards. The Employee will not join the board of directors (or other applicable governing body) of any other business or organization (including, without limitation, a not-for-profit organization) without having first obtained the approval of the Nominating and Corporate Governance Committee of the Board of Directors of the Employer.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:

/s/ David P. Cosper
David P. Cosper

EMPLOYER:

SONIC AUTOMOTIVE, INC.

By:	/s/ Jeffrey C. Rachor
Name:	Jeffrey C. Rachor
Title:	President and Chief Operating Officer

COMPENSATION COMMITTEE ACKNOWLEDGMENT:

By:	/s/ Robert L. Rewey
Title:	Chairman of Compensation Committee

Exhibit A – Attached

Exhibit A

IMPORTANT - READ CAREFULLY BEFORE SIGNING

BINDING ARBITRATION AGREEMENT

Between Sonic Automotive, Inc. “Company”

and David P. Cosper “Employee”

I acknowledge that the Company utilizes a system of alternative dispute resolution which involves binding arbitration to resolve all disputes which may arise out of the employment context. Because of the mutual benefits (such as reduced expense and increased efficiency) which private binding arbitration can provide both the Company and myself, I agree that any claim, dispute, and/or controversy (including, but not limited to, any claims of discrimination and harassment, whether they be based on any applicable state, federal or local laws or regulations, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Pregnancy Discrimination Act, Family and Medical Leave Act, Employee Retirement Income Security Act) which would otherwise require or allow resort to any court or other governmental dispute resolution forum between myself and the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) arising from, related to, or having any relationship or connection whatsoever with my seeking employment with, employment by, or other association with the Company, whether based on tort, contract, statutory, or equitable law, or otherwise, (with the sole exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for workers compensation benefits to remedy work-related injury or illness, claims for unemployment benefits) shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures published by the American Arbitration Association (AAA). Any arbitrator herein shall be approved and listed by AAA, and shall be selected according to AAA procedures. Resolution of the dispute shall be based solely upon the time periods for filing, the law and remedies governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including, but not limited to, notions of “just cause”) other than applicable federal law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with applicable law. The arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion. I UNDERSTAND BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP OUR RIGHTS TO TRIAL BY JURY. I FURTHER UNDERSTAND THAT THIS BINDING ARBITRATION AGREEMENT IS A CONTRACT, HOWEVER, IT DOES NOT CONSTITUTE A “CONTRACT OF EMPLOYMENT” AS IT DOES NOT COVER ANY OTHER TERMS AND CONDITIONS OF MY EMPLOYMENT.

1/28/06	/s/ David P. Cosper
Date	Signature of Employee

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